                                                  Exhibit E.5








                      ARTHUR ANDERSEN LLP






                      OSP FINANCE COMPANY

                      FINANCIAL STATEMENTS
                AS OF DECEMBER 31, 1997 AND 1996
                 TOGETHER WITH AUDITORS' REPORT

                      ARTHUR ANDERSEN LLP



            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders and the Board of Directors of OSP Finance Company:

We have audited the accompanying balance sheets of OSP Finance Company (a Delaware corporation) as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OSP Finance Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


s/Arthur Andersen LLP

Boston, Massachusetts
March 12, 1998

                              OSP FINANCE COMPANY

                                 BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                      ASSETS
                                                          1997           1996
                                                      -----------     ---------
CURRENT ASSETS:
   Loans receivable from stockholders:
     Ocean State Power                                    $  5,998      $  5,998
     Ocean State Power II                                    5,141         5,141
   Interest receivable from stockholders:
     Ocean State Power                                         257           275
     Ocean State Power II                                      220           235
                                                      ------------  ------------
      Total current assets                                  11,616        11,649
                                                      ------------  ------------

LOANS RECEIVABLE FROM STOCKHOLDERS-NONCURRENT (Note 2):
   Ocean State Power                                        74,011        80,009
   Ocean State Power II                                     63,438        68,579
                                                      ------------  ------------
      Total loans receivable-noncurrent                    137,449       148,588
                                                      ------------  ------------
                                                          $149,065       160,237
                                                      ============  ============

                       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current maturities of senior notes (Note 2)            $ 11,139        11,139
   Accrued interest                                            477           510
                                                      ------------  ------------
      Total current liabilities                             11,616        11,649

SENIOR NOTES, EXCLUDING CURRENT MATURITIES (Note 2)        137,449       148,588
                                                      ------------  ------------
      Total liabilities                                    149,065       160,237
                                                      ------------  ------------
STOCKHOLDERS' EQUITY:
   Common stock, $1.00 par value:
     Authorized 1,000 shares
     Issued and outstanding 20 shares                            -             -
   Additional paid-in capital                                    1             1
   Accumulated deficit                                          (1)           (1)
                                                      ------------  ------------
      Total stockholders' equity                                 -             -
                                                      ------------  ------------
                                                          $149,065       160,237
                                                      ============  ============

    The accompanying notes are an integral part of these financial statements.

                              OSP FINANCE COMPANY

                            STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)



                                                            1997        1996
                                                         ----------  ----------
INCOME:
   Interest from Ocean State Power                           $ 6,380     $ 6,797
   Interest from Ocean State Power II                          5,468       5,826
                                                         ----------- -----------
     Total income                                             11,848      12,623

INTEREST EXPENSE:
   Senior notes due 2002                                       3,839       4,614
   Senior notes due 2006                                       3,247       3,247
   Senior notes due 2011                                       4,762       4,762
                                                         ----------- -----------
     Total interest expense                                   11,848      12,623
                                                         ----------- -----------

     Net income                                          $         - $         -
                                                         =========== ===========

    The accompanying notes are an integral part of these financial statements.


                                       OSP FINANCE COMPANY

                                STATEMENTS OF STOCKHOLDERS' EQUITY

                              YEARS ENDED DECEMBER 31, 1997 AND 1996
                                      (DOLLARS IN THOUSANDS)


                                                       Additional                          Total
                                         Common         Paid-in         Accumulated    Stockholders'
                                         Stock          Capital           Deficit         Equity
                                        --------       ----------       ------------   -------------

BALANCE AT DECEMBER 31, 1995     $     -       $      1        $   (1)         $       -

  Net income                           -              -              -                 -
                                --------       --------        -------         ---------

BALANCE AT DECEMBER 31, 1996     $     -              1            (1)                 -

  Net income                           -              -              -                 -

                                --------        -------        -------          --------

BALANCE AT DECEMBER 31, 1997
                                $      -        $     1        $   (1)          $      -
                                ========        =======        =======          ========


             The accompanying notes are an integral part of these financial statements.

                      OSP FINANCE COMPANY

                    STATEMENTS OF CASH FLOWS

             YEARS ENDED DECEMBER 31, 1997 AND 1996
                     (DOLLARS IN THOUSANDS)

                                               1997        1996
                                           -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                         $      -    $      -
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
     Changes in operating assets and
     liabilities:
       Interest receivable                                 33          32
       Accrued interest                                   (33)        (32)
                                                  -----------  ----------
         Net cash provided by operating
           activities                                       -           -
                                                  ----------- -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Repayment of loans by stockholders                   11,139      11,139
                                                  ----------- -----------
     Net cash provided by investing activities         11,139      11,139
                                                  ----------- -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of senior notes                           (11,139)    (11,139)
                                                  ----------- -----------
     Net cash used for financing activities           (11,139)    (11,139)
                                                  ----------- -----------
NET INCREASE IN CASH                                        -           -

CASH, BEGINNING OF PERIOD                                   -           -
                                                  ----------- -----------
CASH, END OF PERIOD                               $         - $         -
                                                  =========== ===========

CASH PAID FOR INTEREST                                $11,880     $12,655
                                                  =========== ===========

The accompanying notes are an integral part of these financial statements.

                      OSP FINANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1997


(1)  ORGANIZATION AND BUSINESS
     -------------------------

     OSP Finance Company (the Company) was incorporated in July 1992 as a finance affiliate of Ocean State Power (OSP) and Ocean State Power II (OSP II). OSP and OSP II (the Partnerships) each own 50% of the Company's common stock. The Company's single purpose is to provide long-term debt financing for the Partnerships. Upon receipt of the senior note proceeds, as discussed in Note 2, the Company loaned the proceeds to the Partnerships. The costs associated with the refinancing were paid by the Partnerships. The interest and repayment terms of the loans receivable are the same as the senior notes. The Company does not expect to recognize any income(loss) for financial reporting or income tax purposes.

     The Partnerships were formed to construct, own and operate two combined-cycle electric generating plants located in Burrillville, Rhode Island. Each plant's average net capacity is approximately 250 megawatts, and each is fired by natural gas purchased under firm 20-year gas purchase contracts. OSP commenced commercial operations on December 31, 1990, and OSP II commenced commercial operations on October 1, 1991. Each plant's capacity and energy output is being sold under 20-year take-or-pay unit power agreements to three investor-owned utilities located in Massachusetts and Rhode Island.

(2)  SENIOR NOTES

     On October 19, 1992, the Company issued senior notes in three tranches with fixed interest rates and varying maturity dates. The senior notes were purchased by various institutional investors. A detail of the senior notes outstanding at December 31, 1997 is as follows:

                                     OSP       OSP II     Total
     6.96% Series A senior notes due
      June 15, 2002                        $26,701              $22,887             $49,588
  7.92% Series B senior notes due
      February 15, 2006                     22,077               18,923              41,000
  8.21% Series C senior notes due
      September 15, 2011                    31,231               26,769              58,000
                                             -------    -------    -------
       Total senior notes payable             80,009     68,579    148,588

     Less Current maturities                   5,998      5,141     11,139
                                             -------    -------    -------
       Senior notes payable, excluding
       current maturities                    $74,011    $63,438   $137,449
                                             =======    =======    =======

                      OSP FINANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1997
                          (Continued)

(2)  SENIOR NOTES (Continued)

Senior notes outstanding at December 31, 1996 is as follows:

                                     OSP       OSP II     Total
     6.96% Series A senior notes due
        June 15, 2002                $32,699   $28,028    $60,727
     7.92% Series B senior notes due
        February 15, 2006            22,077    18,923     41,000
     8.21% Series C senior notes due
        September 15, 2011           31,231    26,769     58,000
                                             -------    -------    -------
       Total senior notes payable             86,007     73,720    159,727

     Less Current maturities                   5,998      5,141     11,139
                                             -------    -------    -------
       Senior notes payable, excluding
       current maturities                    $80,009    $68,579   $148,588
                                             =======    =======    =======

     The fair value of the Company's senior notes at December 31, 1997, estimated based on currently quoted market prices for similar types of borrowing arrangements, is approximately
     $135,332,000 in 1997 and $170,281,000 in 1996.

     The Partnerships are guarantors of the senior note agreement on a joint and several basis. The senior notes are collateralized by assignment of the rights and interest in all OSP and OSP II's unit power agreements and all resulting proceeds, with the exception, however, of revenues under the unit power agreements that are attributable to domestic gas transportation, on which the domestic gas transporter has a first lien.

     The senior note agreement contains certain covenants, including restrictions on the creation of liens, sale of assets, amendment of agreements and the incurrence of additional indebtedness.

     The senior notes mature at $11,139,000 per year, $5,998,000 for OSP and $5,141,000 for OSP II, over the life of the senior notes.